Exhibit 10.32
ACQUIRED SALES CORP.

November 28, 2014

Mr. James Thuney
Mr. Joseph Thuney
PPV, Inc.
4927 NW Front Avenue
Portland, Oregon 97210

Re:           Letter of Intent

Dear Jim and Joe,

Acquired Sales Corp. ("AQSP") is excited to have you and the rest of your talented team become our partners. Under your leadership, we hope that PPV, Inc. ("PPV") and its wholly-owned subsidiary Bravo Environmental NW, Inc. ("Bravo") can successfully orchestrate a major consolidation of companies in your industry.

This Letter of Intent is an agreement among AQSP, James Thuney, Joseph Thuney, and PPV (the "Parties") to pursue the following transaction on the following general terms and conditions:

1.  PPV shall prepare consolidated financial statements for PPV and Bravo including statements of income, balance sheets, and cash flows for 2013 and 2014, in accordance with U.S. generally accepted accounting principles (the "Unaudited Financial Statements").

2.  PPV and AQSP shall engage AQSP's outside auditors, Eide Bailly LLP, to audit the Unaudited Financial Statements in compliance with U.S. generally accepted accounting principles, including but not limited to all opinion letters and other documents as shall be necessary to allow PPV and Bravo to be acquired by AQSP pursuant to all applicable SEC and FASB rules and regulations and to allow AQSP to timely file all necessary securities filings with the SEC (collectively, the “Audit”).

3. The agreed to cost of the Audit shall be paid 50% by PPV and 50% by AQSP, regardless of whether or not any transactions are closed among the Parties.

4.  If, after review, comments, clarifications and revisions, the results of the Audit are not accepted by each of the Parties, then the transaction shall be abandoned. If, after review, comments, clarifications and revisions, the results of the Audit are accepted by each of the Parties, then the Parties shall continue to pursue the following transaction on the following general terms and conditions.

5.  Completion of the proposed merger as described below (the "Merger") would be subject to customary closing conditions, including among other things, to:

        (a) The completion of a mutual due diligence investigation of the Parties, including their respective businesses, permits, leases, contracts, books and records, financials, historical operations, business practices, computer systems, prospects, legal, taxes, and other matters, and the results of such investigation shall be mutually satisfactory to each of the Parties, each in his sole discretion;

(b) The execution and delivery by the Parties of mutually acceptable, legally binding, definitive closing documentation (the "Definitive Documents") including a merger agreement (the "Merger Agreement") and employment agreements described below, containing representations, warranties, covenants, conditions, and indemnifications customary to transactions like the transactions contemplated by this Letter of Intent, and consistent with this Letter of Intent;

(c) The completion of a capital raise of at least $15,000,000 by AQSP;

(d) The receipt of all necessary approvals and consents, including but not limited to approvals and consents from the boards of directors and shareholders of each of the Parties, as necessary; and

(e) The completion of all necessary securities filings and the obtaining of any necessary approvals by the SEC.

6. None of the Parties will be bound by any oral or written statements, proposals, correspondence, emails, or other negotiations, including this Letter of Intent, unless and until the Definitive Documents are executed and delivered by the Parties, except as follows:

(a) Paragraph 3 above shall be legally binding upon PPV and AQSP; and

(b) PPV, Bravo and their directors, officers, employees, shareholders, agents and representatives:

(1) shall not enter into any discussions, negotiations, letters of intent, merger agreements, stock sale agreements, asset sale agreements (other than the sale of assets in the ordinary, normal, customary course of business), or other similar contracts or "change of control" arrangements with any third party, or any other agreement, contract or arrangement outside the ordinary course of PPV's and Bravo's businesses that would or might delay or make more costly the closing of the Merger (other than agreements, contracts and arrangements in the ordinary, normal, customary course of business), during the period between the signing of this Letter of Intent and the execution and delivery of the Definitive Documents; and

(2) shall operate PPV and Bravo solely in the ordinary course thereof consistent with past practices, during the period between the signing of this Letter of Intent and the execution and delivery of the Definitive Documents.

7. The Parties shall use reasonable efforts to cause the closing of the Merger to occur as soon as practicable, subject to the fulfillment of all of the conditions and contingencies described above.
Nevertheless, this Letter of Intent shall terminate, without any payment by or penalty due from any of the Parties, if:

(a) After review, comments, clarifications and revisions, the results of the Audit have not been accepted by each of the Parties by an outside date of March 31, 2015;

(b) AQSP has not received a written commitment, in form and substance mutually acceptable to each of the Parties, for a capital raise of at least $15,000,000 (the "Capital Raise"), by an outside date of April 30, 2015; or

(c) The Definitive Documents have not been signed and the Merger has not been closed by an outside date of June 30, 2015.

8. AQSP shall establish a new wholly-owned subsidiary (the "Merger Sub"). PPV shall merge in the Merger with the Merger Sub. PPV shall be the survivor of the Merger, and a wholly-owned subsidiary of AQSP. Bravo shall at all times remain a wholly-owned subsidiary of PPV.

9. The key executives of PPV and Bravo (the "Key Executives") shall execute multi-year employment contracts with PPV and Bravo, all under terms and conditions mutually acceptable to AQSP and the Key Executives (the "Employment Agreements").

10. The Employment Contracts shall include annual salaries, participation in an aggregate management bonus pool, and warrants to purchase shares of common stock of AQSP ("AQSP Stock"), all as shall be mutually acceptable to AQSP and the Key Executives, for the purpose of incentivizing the Key Executives and attracting and retaining other key employees.

11. PPV and Bravo acknowledge that:

(a) AQSP's Director Vincent J. Mesolella and AQSP intend to use good faith efforts to cause AQSP to acquire, in transactions structured in a mutually acceptable fashion, ownership of the real estate properties and projects listed on Attachment A hereto, for the respective appraised values thereof net of all outstanding debt and other liabilities thereon ("Real Estate Equity"), with 55% of the Real Estate Equity to be paid for with AQSP Stock valued at $1.85 per share, and 45% of the Real Estate Equity to be paid for with AQSP Stock valued at the same price per share of AQSP Stock paid by the investor(s) in the Capital Raise (the "Capital Raise Price Per Share"); and

(b) The board of directors of AQSP may allow certain directors and officers of AQSP, or their designees, to purchase certain warrants to purchase shares of AQSP Stock, as compensation in regard to AQSP's ongoing and future activities, as generally set forth in Attachment B hereto.

12. An amount equal to the Audited consolidated EBITDA of PPV and Bravo for 2014, and then multiplied by 5.5, is referred to as the "Merger Value".

13. The consideration to be paid by AQSP to the shareholders of PPV in the Merger will be equal to the Merger Value.

14. $7,500,000 of the Merger Value will be paid in cash.

15. The remainder of the Merger Value (the "Portion of the Merger Value Paid in AQSP Stock") will be paid in the form of shares of AQSP Stock (the "Merger Stock"), at the following respective valuations per share of the Merger Stock:

(a) 55% of the Portion of the Merger Value Paid in AQSP Stock will be paid in the form of Merger Stock valued at $1.85 per share; and

(b) The other 45% of the Portion of the Merger Value Paid in AQSP Stock will be paid in the form of Merger Stock valued at the Capital Raise Price Per Share.

16. No purchases or sales of common stock of AQSP by any director or officer of AQSP or his affiliates, nor by any of the Key Executives or their affiliates, shall be permitted on any of the trading days referred to above.

17. Immediately following the closing of the Merger, AQSP shall make an equity capital contribution into PPV of at least $6 million, to be used by PPV to pay off liabilities.

18. In regard to future acquisitions by PPV and Bravo:

(a) PPV and AQSP shall agree and acknowledge that it is the intention of the Parties to use PPV as a vehicle for the acquisition of profitable companies in PPV's and Bravo's industry, and to grow and expand PPV and Bravo by pursuing attractive contracts and projects;

(b) AQSP shall agree and covenant to use commercially reasonable efforts to raise and allocate new capital (using some combination of sales of AQSP Stock and/or preferred stock of AQSP, or convertible debt, or straight debt) on terms approved by the board of directors of AQSP, to fund acquisitions, contracts and projects undertaken by PPV and Bravo, provided that the CEOs of the Parties are in mutual agreement that such acquisitions, contracts and projects are in the best interests of the shareholders of AQSP;

(c) The CEOs of the Parties shall work closely and collaboratively, in a spirit of partnership, in regard to the identification, evaluation, negotiation, auditing, securities filings, capital raising, and closing of future acquisitions by PPV and Bravo; and

(d) James Thuney shall agree and covenant to use his best efforts to cause River Country Transport, Inc. to be acquired by PPV, on terms and conditions mutually acceptable to James Thuney and AQSP.

19.  In regard to future acquisitions by AQSP, AQSP shall be free at all times to continue to make such acquisitions as the board of directors of AQSP believes are in the best interests of the shareholders of AQSP.

20.  In the Merger Agreement, in regard to control:

(a) Each of the Key Executives shall grant to AQSP's CEO, Gerard M. Jacobs, a proxy coupled with an interest to vote, and grant written consents covering, all of the shares of Merger Stock and any other AQSP Stock now or in the future legally or beneficially owned by such Key Executive or his affiliates, in favor of the election to the board of directors of AQSP of slates of nominees that are nominated or proposed from time to time by a majority of the board of directors of AQSP, that shall include the Thuney Nominee, as defined below, in the circumstances contemplated by Paragraph 20(c), and in favor of equity or debt issuances, other capital raising transactions, warrants and stock option plans and issuances, stock splits, acquisitions or divestitures, and all other lawful corporate transactions and actions that may be approved from time to time by a majority of the board of directors of AQSP;

(b) Each of the Key Executives shall agree and covenant not to sell or transfer any of the Merger Stock as part of a contract, plan or arrangement of any nature that is intended to result in a change of control of AQSP, unless such contract plan or arrangement has been unanimously approved by the board of directors of AQSP; and

(c) Provided that the Key Executives continue to work for PPV and Bravo and continue to own at least 51% of the aggregate number of shares of the Merger Stock, all of the members of the board of directors of AQSP including AQSP's CEO Gerard M. Jacobs shall agree and covenant: (1) to include one person jointly selected by James and Joseph Thuney as part of such board's slates of persons nominated to serve on such board (the "Thuney Nominee"), (2) to vote all of the shares of AQSP Stock that are under their or their affiliates' legal or beneficial ownership or control in favor of such entire slates including the Thuney Nominee, and (3) to urge all other AQSP stockholders to vote the same way, at least until the third anniversary of the closing of the Merger.

21.  In regard to share registration:

(a) The Key Executives shall agree and acknowledge that the Merger Stock will be unregistered AQSP Stock; and

(b) Following the closing of the Merger, the Key Executives shall enjoy so-called "piggyback registration rights" in regard to the Merger Stock.

22. AQSP shall agree and covenant to change its name to Growth Partners Inc., at or about the closing of the Merger, subject to receipt of all necessary approvals.

23. Except as provided in Paragraph 3, each of the Parties shall bear its own fees and expenses in connection with the proposed transactions contemplated by this Letter of Intent. Without limiting the generality of the foregoing, except as provided in Paragraph 3, each Party shall be solely responsible for the fees and expenses owed to any lawyers, accountants, financial advisors, investment bankers, brokers or finders employed by such Party.

24. AQSP shall be permitted to publicly disclose this Letter of Intent, and to share information regarding PPV and Bravo as may be necessary or desirable in connection with AQSP’s efforts to raise capital or to satisfy the conditions to closing the Merger, or otherwise as may be required to comply with applicable securities laws in the opinion of AQSP’s securities counsel. PPV and Bravo acknowledge that AQSP is a publicly traded company and that unauthorized disclosure of any material information regarding AQSP or the transactions contemplated by this Letter of Intent could subject you to liability under applicable laws and regulations.

25.  If any provisions of this Letter of Intent as applied to any part or to any circumstance shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Letter of Intent, the application of such provision in any other circumstances, or the validity or enforceability of this Letter of Intent.

We look forward to building a large public company together, for the mutual benefit of our shareholders and employees. If the foregoing terms and conditions are acceptable, please sign below, thanks.

Sincerely,

ACQUIRED SALES CORP.

By: /s/ Gerard M. Jacobs	/s/ Gerard M. Jacobs
Gerard M. Jacobs, CEO	Gerard M. Jacobs, in his individual capacity

By: /s/ Vincent J. Mesolella	/s/ Vincent J. Mesolella
Vincent J. Mesolella, Lead Director	Vincent J. Mesolella, in his individual capacity

Accepted and agreed upon, intending to be legally bound hereby as provided in Paragraph 6 above:

PPV, INC.

By: /s/ James Thuney	/s/ James Thuney
James Thuney, CEO	James Thuney, in his individual capacity

By: /s/ Joseph Thuney	/s/ Joseph Thuney
Joseph Thuney, President	Joseph Thuney, in his individual capacity

Attachment A

As referenced in Paragraph 11(a), AQSP's Director Vincent J. Mesolella and AQSP intend to use good faith efforts to cause AQSP to acquire, in transactions structured in a mutually acceptable fashion, ownership of the following real estate properties and projects for the respective appraised values thereof net of all outstanding debt and other liabilities thereon ("Real Estate Equity"), with 55% of the Real Estate Equity to be paid for with AQSP Stock valued at $1.85 per share, and 45% of the Real Estate Equity to be paid for with AQSP Stock valued at the same price per share of AQSP Stock paid by the investor(s) in the Capital Raise (the "Capital Raise Price Per Share"); and

(1) a 12.11 acre property, currently owned by CVDD II, LLC (an affiliate of Vincent J. Mesolella and Derek V. Mesolella), located at 1747 West Main Road, Middletown, Rhode Island (the "Middletown Property"), which includes a 30,000 square foot boat storage building that is under a 15-year lease being used by Hinckley Yachts, and which also includes approximately 6 vacant acres that is in the process of being permitted/entitled for an approximately 71,500 net rentable square feet self-storage development;

(2) two developable commercially zoned parcels abutting the Middletown Property identified as AP 111 Lot 9 and AP 111 Lot 9A of the Town of Middletown's Tax Assessor's Plat, also currently owned by CVDD II, LLC (the "Additional Middletown Property");

(3) a 0.573 acre property, owned by West X Capital, LLC (an affiliate of Vincent J. Mesolella and Derek V. Mesolella), located at 4 Fox Place, Providence, Rhode Island (the "Fox Place Property"), which includes an approximately 50,000 square foot building that is expected to be torn down and replaced with a high-rise apartment building or mixed apartment/hotel development; and

(4) a 0.67918 acre property located at 345 Harris Avenue, Providence, Rhode Island (the "Harris Avenue Property") that is leased with an option to buy in favor of 345 Harris, Inc. (an affiliate of Vincent J. Mesolella, Derek V. Mesolella and AQSP's CEO Gerard M. Jacobs), which property includes an approximately 27,000 square foot vacant building that is expected to be torn down and replaced with a self-storage development;

Each of the Middletown Property, the Additional Middletown Property, the Fox Place Property, and the Harris Avenue Property are referred to as a "Mesolella Property" and collectively as the "Four Mesolella Properties".

Attachment B

Subject to the approval of the board of directors of AQSP:

(1) AQSP directors Joshua A. Bloom, James S. Jacobs, Michael D. McCaffrey, and Richard E. Morrissy:

AQSP directors Joshua A. Bloom, James S. Jacobs, Michael D. McCaffrey, and Richard E. Morrissy or such director's respective designee(s), each shall have the right to purchase from AQSP, for an aggregate purchase price of $1.00, the following warrants:

 (a) warrants to purchase an aggregate of 25,000 shares of AQSP Stock, at an exercise price of $0.01 per share, such warrants to be exercisable on or prior to December 31, 2024, provided, however, that such warrants shall not be vested and shall not be exercisable unless and until AQSP Stock shall have closed at not less than $3.50 per share on at least ten consecutive trading days on which shares of AQSP Stock have traded;

 (b) warrants to purchase an aggregate of 25,000 shares of AQSP Stock, at an exercise price of $1.85 per share, such warrants to be exercisable on or prior to December 31, 2024, provided, however, that such warrants shall not be vested and shall not be exercisable unless and until AQSP Stock shall have closed at not less than $3.50 per share on at least ten consecutive trading days on which shares of AQSP Stock have traded; and

 (c) warrants to purchase an aggregate of 25,000 shares of AQSP Stock, at an exercise price equal to the Capital Raise Price Per Share, such warrants to be exercisable on or prior to December 31, 2024.

(2) AQSP director Vincent J. Mesolella:

AQSP director Vincent J. Mesolella or his designee(s), shall have the right to purchase from AQSP, for an aggregate purchase price of $1.00, the following warrants:

 (a) warrants to purchase an aggregate of 500,000 shares of AQSP Stock, at an exercise price of $0.01 per share, such warrants to be exercisable on or prior to December 31, 2024, provided, however, that such warrants shall not be vested and shall not be exercisable unless and until AQSP Stock shall have closed at not less than $3.50 per share on at least ten consecutive trading days on which shares of AQSP Stock have traded;

 (b) warrants to purchase an aggregate of 500,000 shares of AQSP Stock, at an exercise price of $1.85 per share, such warrants to be exercisable on or prior to December 31, 2024, provided, however, that such warrants shall not be vested and shall not be exercisable unless and until (1) AQSP Stock shall have closed at not less than $3.50 per share on at least ten consecutive trading days on which shares of AQSP Stock have traded, and (2) AQSP shall have acquired at least one of the Four Mesolella Properties; and

(c) warrants to purchase an aggregate of 500,000 shares of AQSP Stock, at an exercise price of the Capital Raise Price Per Share, such warrants to be exercisable on or prior to December 31, 2024, provided, however, that such warrants shall not be vested and shall not be exercisable unless and until AQSP shall have acquired all four of the Four Mesolella Properties.

(3) AQSP director and CEO Gerard M. Jacobs:

AQSP director and CEO Gerard M. Jacobs or his designee(s), shall have the right to purchase from AQSP, for an aggregate purchase price of $1.00, the following warrants:

(a) warrants to purchase an aggregate of 750,000 shares of AQSP Stock, at an exercise price of $0.01 per share, such warrants to be exercisable on or prior to December 31, 2024, provided, however, that such warrants shall not be vested and shall not be exercisable unless and until AQSP Stock shall have closed at not less than $3.50 per share on at least ten consecutive trading days on which shares of AQSP Stock have traded;

 (b) warrants to purchase an aggregate of 750,000 shares of AQSP Stock, at an exercise price of $1.85 per share, such warrants to be exercisable on or prior to December 31, 2024, provided, however, that such warrants shall not be vested and shall not be exercisable unless and until (1) AQSP Stock shall have closed at not less than $3.50 per share on at least ten consecutive trading days on which shares of AQSP Stock have traded, and (2) AQSP shall have acquired at least one of the Four Mesolella Properties; and

(c) warrants to purchase an aggregate of 750,000 shares of AQSP Stock, at an exercise price of the Capital Raise Price Per Share, such warrants to be exercisable on or prior to December 31, 2024, provided, however, that such warrants shall not be vested and shall not be exercisable unless and until AQSP shall have acquired all four of the Four Mesolella Properties.

(4) Other AQSP directors, officers and employees:

In the discretion of AQSP's CEO Gerard M. Jacobs, certain other AQSP directors, officers and employees, or their designee(s), shall be awarded the right to purchase from AQSP, for an aggregate purchase price of $1.00, the following warrants:

(a) warrants to purchase an aggregate of 250,000 shares of AQSP Stock, at an exercise price of $0.01 per share, such warrants to be exercisable on or prior to December 31, 2024, provided, however, that such warrants shall not be vested and shall not be exercisable unless and until AQSP Stock shall have closed at not less than $3.50 per share on at least ten consecutive trading days on which shares of AQSP Stock have traded;

 (b) warrants to purchase an aggregate of 250,000 shares of AQSP Stock, at an exercise price of $1.85 per share, such warrants to be exercisable on or prior to December 31, 2024, provided, however, that such warrants shall not be vested and shall not be exercisable unless and until (1) AQSP Stock shall have closed at not less than $3.50 per share on at least ten consecutive trading days on which shares of AQSP Stock have traded, and (2) AQSP shall have acquired at least one of the Four Mesolella Properties; and

(c) warrants to purchase an aggregate of 250,000 shares of AQSP Stock, at an exercise price of the Capital Raise Price Per Share, such warrants to be exercisable on or prior to December 31, 2024, provided, however, that such warrants shall not be vested and shall not be exercisable unless and until AQSP shall have acquired all four of the Four Mesolella Properties.